Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Third Quarter 2014 Results

Third quarter 2014 net income(1) per diluted share was $2.17

Operating EPS increased 10 percent to $2.10

Excluding unlocking(2) in both quarters, operating EPS increased 28 percent to $2.24

Third quarter 2014 return on equity excluding AOCI was 19.7 percent
Operating ROE excluding AOCI increased 270 bps to a record high 22.1 percent

MINNEAPOLIS – October 28, 2014 – Ameriprise Financial, Inc. (NYSE: AMP) today reported third quarter 2014 net income(1) of $420 million, or $2.17 per diluted share. Operating earnings were $407 million, with operating earnings per diluted share increasing 10 percent to $2.10 from a year ago.  Excluding unlocking(2) in both quarters, operating earnings increased 21 percent and operating earnings per diluted share increased 28 percent.

Third quarter 2014 operating results included a previously disclosed non-cash unlocking expense. This $28 million after-tax, or $0.14 per diluted share, unfavorable impact in the quarter compared to a benefit of $32 million after-tax, or $0.16 per diluted share, a year ago.

Excluding the impact of unlocking in both quarters:

•                  Operating earnings increased 21 percent from strong fee-based business growth and ongoing expense controls.

•                  Operating net revenues increased 8 percent to $2.9 billion driven by client net inflows and market appreciation.

•                  Operating expenses increased 5 percent to $2.3 billion reflecting higher volume-related distribution expense. General and administrative expenses remained well controlled, increasing 3 percent compared to a year ago.

In the quarter, the company returned $442 million to shareholders through share repurchases and dividends. The company has returned $1.4 billion to shareholders through the first three quarters of the year.

“Ameriprise delivered another strong quarter, continuing the trend we set in the first half of the year,” said Jim Cracchiolo, chairman and chief executive officer. “Our fee-based businesses drove our growth, led by Advice & Wealth Management.”

“With our financial strength and cash flow generation, we continue to return significant capital to shareholders with more than $1 billion returned so far this year. And we’re delivering a differentiated level of return; our operating return on equity is now above 22 percent.”

(1)             Net income represents net income from continuing operations attributable to Ameriprise Financial.

(2)             Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes.

Ameriprise Financial, Inc.

Third Quarter Summary

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2014	2013	(Worse)	2014	2013	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$420	$381	10%	$2.17	$1.86	17%
Adjustments, net of tax (1) (see reconciliation on p. 11)	(13)	11		(0.07)	0.05
Operating earnings (2)	$407	$392	4%	$2.10	$1.91	10%

Weighted average common shares outstanding:
Basic	190.3	201.3
Diluted	193.7	205.1

(1)     After-tax is calculated using the statutory tax rate of 35%.

(2)     The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized gains or losses; integration and restructuring charges; the market impact on variable annuity guaranteed benefits net of hedges and related deferred acquisition costs (DAC) and deferred sales inducement costs (DSIC) amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and income or loss from discontinued operations.

In the third quarter of the year, the company conducts its annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and models and the impact is reflected as part of annual unlocking. As discussed in the segment commentary to follow, the unfavorable impact in the current quarter reflects the continued low interest rate environment, which the company estimated would increase over the past year. This impact was partially offset by a benefit from updating variable annuity living benefit withdrawal utilization assumption.

In addition, results in the quarter included an unfavorable $6 million pretax market impact on DAC and DSIC compared to a $13 million pretax benefit a year ago.

Taxes

The third quarter 2014 operating effective tax rate was 26.5 percent compared to 29.0 percent a year ago. The company estimates that its full year 2014 operating effective tax rate will be in the 28 to 30 percent range.

Third Quarter 2014 Business Highlights

•                  Total assets under management and administration grew 8 percent from a year ago to $797 billion driven by Ameriprise advisor client net inflows and market appreciation.

•                  Advice & Wealth Management experienced continued strong growth in client assets and flows with advisor client assets up 11 percent to $434 billion and wrap assets increasing 17 percent to $169 billion. Wrap net inflows in the quarter remained strong at $3.8 billion.

•                  Advisor productivity continues to improve. On a trailing 12-month basis, operating net revenue per advisor, excluding results from former banking operations, grew 13 percent to $483,000.

•                  Experienced advisor recruiting was strong in the quarter, with 81 experienced advisors moving their practices to Ameriprise.

•                  Asset Management segment AUM increased 5 percent to $505 billion, driven by market appreciation, partially offset by the cumulative effect of net outflows.

•                  The company has 121 four- and five-star rated funds, with 54 funds managed by Columbia Management and 67 managed by Threadneedle.

•                  Combined, Advice & Wealth Management and Asset Management generated 68 percent of company pretax operating earnings(1).  Excluding unlocking, these fee-based businesses drove 64 percent of company pretax operating earnings(1).

•                  Variable annuity policyholder account balances grew 5 percent to $76 billion and included $1.2 billion in new sales — 28 percent of sales in the quarter did not include living benefits.

•                  Variable Universal Life / Universal Life insurance account balances increased 6 percent to $11 billion.

•                  The company repurchased 2.7 million shares of common stock in the quarter for $331 million and paid $111 million in quarterly dividends.

•                  Excess capital increased to approximately $2.5 billion, including a reduction in the level of contingent capital held in the event of a severe market dislocation from $500 million to $250 million based upon the company’s risk assessment.

•                  During the quarter, the company issued $550 million in 10-year senior notes to enhance its capital structure given attractive rates. The proceeds are for general corporate purposes, which may include funding upcoming debt maturities.

•                  The company announced that it will match donations to Feeding America up to $500,000 through Thanksgiving. The annual Ameriprise Financial Challenge, which kicks off every September in support of Feeding America’s Hunger Action MonthTM, makes it easy for people to double the impact of their donations to Feeding America, the nation’s leading hunger-relief organization.

(1)  Excludes Corporate & Other segment

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Advice & Wealth Management
Net revenues	$1,210	$1,074	13%
Expenses	1,005	922	(9)
Pretax operating earnings	$205	$152	35

Pretax operating margin	16.9%	14.2%

	Quarter Ended September 30,		% Better/
	2014	2013	(Worse)
Retail client assets (billions)	$434	$389	11%
Mutual fund wrap net flows (billions)	$3.8	$3.0	27%
Operating net revenue per branded advisor, excluding former banking operations (trailing 12 months - thousands)	$483	$426	13%

Advice & Wealth Management pretax operating earnings increased 35 percent to $205 million, reflecting strong revenue growth and expense controls. Third quarter 2014 pretax operating margin reached a record high of 16.9 percent compared to 14.2 percent a year ago.

Operating net revenues grew 13 percent to $1.2 billion driven by asset growth in fee-based accounts from client inflows and market appreciation.

Operating expenses increased 9 percent to $1 billion as business growth resulted in higher distribution expenses. General and administrative expenses were essentially flat compared to a year ago, as investments in the business were offset by ongoing expense discipline.

Total retail client assets grew 11 percent to $434 billion driven by client net inflows, new client acquisition and market appreciation. Wrap net inflows continued to be strong at $3.8 billion and brokerage cash balances were approximately $19 billion. The combination of asset growth and client activity drove a 13 percent increase in operating net revenue per advisor, excluding former banking operations, on a trailing 12-month basis.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Asset Management
Net revenues	$839	$777	8%
Expenses	631	605	(4)
Pretax operating earnings	$208	$172	21
Adjusted net pretax operating margin	41.3%	38.7%

	Quarter Ended September 30,		% Better/
	2014	2013	(Worse)
Total segment AUM(1) (billions)	$505	$479	5%
Columbia Management AUM	$358	$345	4%
Threadneedle AUM	$150	$137	9%

Total segment net flows (billions)	$(4.1)	$(4.3)	5%
Retail net flows	$(3.5)	$(2.4)	(46)%
Institutional net flows	$(0.5)	$(1.7)	69%
Alternative net flows	$(0.1)	$(0.2)	61%

(1)     Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Third Quarter 2014 Statistical Supplement available at ir.ameriprise.com.

Asset Management pretax operating earnings increased 21 percent to $208 million, driven by market appreciation and continued expense management, partially offset by the cumulative impact of net outflows.

Third quarter adjusted net pretax operating margin remained strong at 41.3 percent compared to 38.7 percent a year ago.

Operating net revenues grew 8 percent to $839 million, primarily driven by asset growth from market appreciation, partially offset by the impact of net outflows in prior quarters.

Operating expenses increased 4 percent to $631 million, reflecting higher distribution expenses from market growth as well as higher general and administrative expenses.

AUM grew 5 percent to $505 billion, reflecting market appreciation that more than offset the cumulative impact of net outflows. For the quarter, net outflows were $4.1 billion, reflecting strong inflows from third party institutional mandates, which were more than offset by net outflows in former parent company related portfolios and retail funds. Total retail net outflows included net outflows at Threadneedle as European investors’ geopolitical concerns pressured sales, as well as outflows from a portfolio manager departure earlier in the year.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Annuities
Net revenues	$655	$649	1%
Expenses	527	444	(19)
Pretax operating earnings	$128	$205	(38)

Variable annuity pretax operating earnings	$81	$180	(55)%
Fixed annuity pretax operating earnings	47	25	88
Total pretax operating earnings	$128	$205	(38)

Items included in operating earnings:
Annual unlocking — variable annuities	$(32)	$61	NM
Annual unlocking — fixed annuities	10	(1)	NM
Market impact on DAC and DSIC (mean reversion)	(6)	13	NM
Total annuities impact	$(28)	$73	NM

	Quarter Ended September 30,		% Better/
	2014	2013	(Worse)
Variable annuity ending account balances (billions)	$76.1	$72.7	5%
Variable annuity net flows (millions)	$(426)	$(154)	NM
Fixed annuity ending account balances (billions)	$12.4	$13.4	(8)%
Fixed annuity net flows (millions)	$(314)	$(218)	(44)%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings were $128 million compared to $205 million a year ago. Unlocking and the market impact on DAC and DSIC resulted in a net $28 million unfavorable impact in the quarter, compared to $73 million benefit a year ago. Adjusting for unlocking and the market impact on DAC and DSIC, earnings were up 18 percent driven by higher variable annuity account balances from market appreciation.

Variable annuity operating earnings were $81 million and included a $38 million unfavorable impact from unlocking and the market impact on DAC and DSIC, compared to a $74 million benefit a year ago. Excluding these items, variable annuity earnings increased 12 percent from growth in account balances.  Account balances grew 5 percent to $76 billion driven by market appreciation, partially offset by net outflows, primarily from a closed block of variable annuities sold through third party channels. Variable annuity cash sales remained solid at $1.2 billion.

Fixed annuity operating earnings were $47 million and included a $10 million benefit from unlocking in the quarter. Excluding the impact of unlocking, earnings increased 42 percent from higher spread income. Both spread expansion and lapse experience were consistent with the company’s expectations.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Protection
Net revenues	$553	$535	3%
Expenses	487	467	(4)
Pretax operating earnings	$66	$68	(3)

Items included in operating earnings:
Annual unlocking	$(21)	$(11)	(91)%

	Quarter Ended September 30,		% Better/
	2014	2013	(Worse)
Life insurance in force (billions)	$195	$193	1%
VUL/UL ending account balances (billions)	$11.1	$10.5	6%
Auto & Home policies in force (thousands)	912	819	11%

Protection pretax operating earnings were $66 million compared to $68 million a year ago. Unlocking resulted in a $21 million unfavorable impact in the quarter compared to an $11 million unfavorable impact a year ago. Excluding the impact of unlocking in both quarters, pretax operating earnings increased 10 percent.

Life and Health earnings, excluding the impact of unlocking, were within expectations based on normal quarterly fluctuations in claims. VUL/UL account balances grew 6 percent, primarily driven by market appreciation. VUL/UL cash sales were $85 million, up 5 percent.

Auto and Home earnings improved from a year ago from premium growth. Auto and Home policy growth remained strong, with policies in force up 11 percent.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Corporate & Other
Net revenues	$(1)	$1	NM
Expenses	52	46	(13)%
Pretax operating loss	$(53)	$(45)	(18)

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $53 million for the quarter compared to a $45 million loss a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2014 operating effective tax rate to be in the 28 to 30 percent range;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules and regulations implemented or to be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                 the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                 general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2013 available at ir.ameriprise.com.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. For information about Ameriprise Financial entities, please refer to the Third Quarter 2014 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended September 30,		Per Diluted Share Quarter Ended September 30,
(in millions, except per share amounts, unaudited)	2014	2013	2014	2013
Net income attributable to Ameriprise Financial	$420	$382	$2.17	$1.86
Less: Income (loss) from discontinued operations, net of tax	—	1	—	—
Net income from continuing operations attributable to Ameriprise Financial	420	381	2.17	1.86
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	(5)	13	(0.03)	0.06
Add: Market impact on indexed universal life benefits, net of tax(1)	(5)	2	(0.03)	0.01
Add: Net realized (gains) losses, net of tax(1)	(3)	(4)	(0.01)	(0.02)
Operating earnings	407	392	2.10	1.91
Less: Unlocking, net of tax(1)	(28)	32	(0.14)	0.16
Operating earnings excluding unlocking	$435	$360	$2.24	$1.75

Weighted average common shares outstanding:
Basic	190.3	201.3
Diluted	193.7	205.1

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
Total net revenues	$3,111	$2,813
Less: CIEs revenue	206	114
Less: Net realized gains	4	6
Less: Market impact on indexed universal life benefits	2	(2)
Operating total net revenues	2,899	2,695
Less: Unlocking	(29)	(18)
Operating total net revenues excluding unlocking	$2,928	$2,713

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
Total expenses	$2,391	$2,211
Less: CIEs expenses	61	47
Less: Market impact on variable annuity guaranteed benefits	(9)	21
Less: Market impact on indexed universal life benefits	(6)	—
Operating expenses	2,345	2,143
Less: Unlocking	14	(67)
Operating expenses excluding unlocking	$2,331	$2,210

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
Operating total net revenues	$2,899	$2,695
Operating expenses	2,345	2,143
Pretax operating earnings	$554	$552

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
General and administrative expense	$757	$730
Less: CIEs expenses	7	5
Operating general and administrative expense	$750	$725

Ameriprise Financial, Inc.

Reconciliation Table: Segment Pretax Operating Earnings(1)

(in millions, unaudited)	Quarter Ended September 30, 2014
Pretax operating earnings — Advice & Wealth Management and Asset Management	$413
Less: Unlocking	—
Pretax operating earnings excluding unlocking — Advice & Wealth Management & Asset Management	$413

Pretax operating earnings — Annuities and Protection	$194
Less: Unlocking	(43)
Pretax operating earnings excluding unlocking — Annuities and Protection	$237

Percent pretax operating earnings from Advice & Wealth Management and Asset Management	68%
Percent pretax operating earnings from Annuities and Protection	32%

Percent pretax operating earnings from Advice & Wealth Management and Asset Management excluding unlocking	64%
Percent pretax operating earnings from Annuities and Protection excluding unlocking	36%

(1)     Excludes Corporate & Other segment.

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$720	$554
Less: Pretax income attributable to noncontrolling interests	145	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$575	$554
Income tax provision from continuing operations	$155	$147
Effective tax rate	21.6%	26.5%
Effective tax rate excluding noncontrolling interests	27.0%	26.5%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2013
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$602	$552
Less: Pretax income attributable to noncontrolling interests	67	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$535	$552
Income tax provision from continuing operations	$154	$160
Effective tax rate	25.5%	29.0%
Effective tax rate excluding noncontrolling interests	28.7%	29.0%

Ameriprise Financial, Inc.
Reconciliation Table: Operating Total Net Revenues Per Financial Advisor (trailing 12 months)

	Quarter Ended September 30,
(in thousands, unaudited)	2014	2013
Operating total net revenues per financial advisor	$483	$427
Less: Operating total net revenues per financial advisor attributable to former banking operations	—	1
Operating total net revenues per financial advisor excluding former banking operations	$483	$426

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
Operating total net revenues	$839	$777
Less: Distribution pass through revenues	233	224
Less: Subadvisory and other pass through revenues	98	96
Adjusted operating revenues	$508	$457

Pretax operating earnings	$208	$172
Less: Operating net investment income	7	5
Add: Amortization of intangibles	9	10
Adjusted operating earnings	$210	$177

Adjusted net pretax operating margin	41.3%	38.7%

Ameriprise Financial, Inc.

Reconciliation Table: Annuities Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
Pretax operating earnings	$128	$205
Less: Unlocking	(22)	60
Less: Market impact on DAC and DSIC (mean reversion)	(6)	13
Pretax operating earnings excluding unlocking and market impact on DAC and DSIC (mean reversion)	$156	$132

Ameriprise Financial, Inc.

Reconciliation Table: Protection Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2014	2013
Pretax operating earnings	$66	$68
Less: Unlocking	(21)	(11)
Pretax operating earnings excluding unlocking	$87	$79

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended September 30,
(in millions, unaudited)	2014	2013
Net income attributable to Ameriprise Financial	$1,490	$1,427
Less: Loss from discontinued operations, net of tax	(3)	—
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,493	1,427
Less: Adjustments (1)	(107)	(22)
Operating earnings	$1,600	$1,449

Total Ameriprise Financial, Inc. shareholders’ equity	$8,310	$8,775
Less: Accumulated other comprehensive income, net of tax	723	955
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,587	7,820
Less: Equity impacts attributable to the consolidated investment entities	331	344
Operating equity	$7,256	$7,476

Return on equity excluding AOCI	19.7%	18.2%
Operating return on equity excluding AOCI (2)	22.1%	19.4%

(1)  Adjustments reflect the trailing twelve months’ sum of after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized gains/losses; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; integration/ restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2014	2013	(Worse)
Revenues
Management and financial advice fees	$1,483	$1,318	13%
Distribution fees	464	441	5
Net investment income	428	491	(13)
Premiums	351	324	8
Other revenues	392	247	59
Total revenues	3,118	2,821	11
Banking and deposit interest expense	7	8	13
Total net revenues	3,111	2,813	11
Expenses
Distribution expenses	813	731	(11)
Interest credited to fixed accounts	168	204	18
Benefits, claims, losses and settlement expenses	458	492	7
Amortization of deferred acquisition costs	116	(14)	NM
Interest and debt expense	79	68	(16)
General and administrative expense	757	730	(4)
Total expenses	2,391	2,211	(8)
Income from continuing operations before income tax provision	720	602	20
Income tax provision	155	154	(1)
Income from continuing operations	565	448	26
Income from discontinued operations, net of tax	—	1	NM
Net income	565	449	26
Less: Net income attributable to noncontrolling interests	145	67	NM
Net income attributable to Ameriprise Financial	$420	$382	10

NM Not Meaningful — variance of greater than 100%